Exhibit 99

For Immediate Release
Contact:  Stephen Lange Ranzini, Chairman and President
734-741-5858, Ext. 226
Email: ranzini@university-bank.com


         $15,581,000 DEAL FORMS 1ST U.S. SHARIA'A COMPLIANT BANKING SUB
           INVESTOR GROUP BUYS 20% OF SUB COMMON STOCK FOR $3,000,000


         December 30, 2005, Ann Arbor, Michigan--Stephen Lange Ranzini, President and Chairman of Ann Arbor's University Bank (NASDAQ: UNIB), announced the formation of University Islamic Financial Corporation (UIFC). UIFC is capitalized with $15,581,000 in shareholder equity and assets and is the first ever U.S. Islamic Banking Subsidiary to be formed. In connection with the formation of the subsidiary, University Bank sold 20% of the common stock of UIFC for $3,000,000 to Virtue Investors, LLC, at a 50% premium to book value, which will generate a capital gain for University Bank of $1,000,000. Of this amount half of the subscription ($1,500,000) was received today and half will be received by February 15, 2006. Following the transaction, University Bank holds 80% of the common stock of UIFC with a cost basis of $8,000,000 and $5,581,000 Series A non-convertible preferred stock of UIFC.

         Ranzini commented, "This transaction represents a major milestone in University Bank's Islamic Banking activities and gives us the resources to put us on an accelerated growth curve. It also establishes a valuation on our Islamic Banking subsidiary with a $5 million premium to book value and increases our consolidated Tier 1 capital base by $3 million to over $7.5 million. From the point of view of our shareholders, with this transaction and the recent relocation of the bank's headquarters we have more than doubled the bank's capital over the course of the year with minimal dilution of the existing shareholders."

         UIFC intends to engage in Islamic Banking with an initial focus on its existing product set: soliciting Islamic Sharia'a FDIC-insured Deposits held by University Bank and originating Islamic Sharia'a home financings as agent for University Bank. UIFC's products have received favorable legal rulings (fatawa) from some of the leading Islamic legal scholars in the U.S. and the world. University Bank is also in the final stages of negotiating a master commitment with a major Government Sponsored Enterprise to create a secondary market for UIFC's Sharia'a compliant home financings nationwide.

         For additional information about UIFC's Sharia'a compliant products and its fatawa, see www.university-bank.com/IslamicBanking/IBDmain.htm.

         Ann Arbor based University Bancorp owns 100% of University Bank which manages a total of $3.3 billion in assets. University Bank is an FDIC-insured, locally owned and managed Community Bank primarily serving the cities of Ann Arbor and Ypsilanti of Washtenaw County. The Community Banking operation focuses on local businesses, minorities and the non-profit communities. University Bank is the only financial institution headquartered in Washtenaw County to be rated "Outstanding" by the FDIC for Community Service and Community Reinvestment. Other Community Banking specialties include highly competitive deposit products for business owners, residential mortgages, commercial real estate lending and insurance, investments and money management through its wholly-owned subsidiary University Insurance & Investments, Inc. In addition to its Community Banking operations, University Bancorp specializes in Islamic Banking through 80%-owned University Islamic Financial Corporation and also in mortgage subservicing and mortgage origination primarily serving credit unions through the Bank's Houghton-based 80%-owned subsidiary, Midwest Loan Services.

         Any prediction of the future is inherently not assured. Investors should read the risk factors listed on pages 21 and 22 in the Company's report on Form 10K for the year ended December 31, 2004 and any prediction in this release is intended to be covered by the Safe Harbor provisions of Section 21E of the Securities Exchange Act of 1934.

         Additional comprehensive investor relations information on University Bancorp is available at www.university-bank.com/bancorp.htm.